EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 33-63554, 333-136289, 333-140949, 333-168592 and 333-211320 on Form S-8 and Registration Statements No. 333-212946 and 333-221807 on Form S-3 of our reports dated February 14, 2018, relating to the consolidated financial statements and financial statement schedule of USG Corporation and subsidiaries and the effectiveness of USG Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of USG Corporation for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 14, 2018